Exhibit 16.1

February 22, 2018

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01, Changes in Registrant’s Certifying Accountant, of Form 8-K dated February 22, 2018, of The First Bancshares, Inc., and are in agreement with the statements, as they relate to our firm, contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ T. E. Lott & Company

Columbus, Mississippi